Security Information
		Security Purchased
Cusip		55907R108
Issuer		MAGELLAN MIDSTREAM HOLDINGS
Underwriters		"Citigroup, Goldman Sachs, Lehman Brothers, Wachovia Securities,
AG Edwards, CSFB, DBSI, Merrill Lynch, Morgan Stanley,
Oppenheimer, Raymond James, RBC Capital Markets"
"Years of continuous operation, including predecessors"		> 3 years
Ticker		MGG US
Is the affiliate a manager or co-manager of offering?		Co-Manager
Name of underwriter or dealer from which purchased		Citigroup
Firm commitment underwriting?		Yes
Trade date/Date of Offering		2/9/2006
Total dollar amount of offering sold to QIBs		" $539,000,000 "
Total dollar amount of any concurrent public offering		 $-
Total		" $539,000,000 "
Public offering price		 $24.50
Price paid if other than public offering price		 N/A
Underwriting spread or commission		 $1.29
Rating		N/A
Current yield		N/A

Fund Specific Information
	Board	Total Share Amount Purchased	$ Amount of Purchase
% of Offering Purchased by the Fund
Security Performance^	Fund Performance^	Measurement Date*
New York Funds
DWS Equity Partners Fund	New York	" 37,800 "	" $926,100 "	0.17%
DWS Value Builder Fund	New York	"33,700 "	" $825,650 "	0.15%
Total		"71,500 "	" $1,751,750 "	0.33%